Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Preferred & Income Opportunities Fund

Nuveen Preferred & Income Securities Fund:

We consent to the incorporation by reference in the registration statements No. 333-254473 and No. 333-254472 for Nuveen Preferred & Income Opportunities Fund and Nuveen Preferred & Income Securities Fund, repsectively, on Form N-2, of our report dated September 28, 2022, with respect to the financial statements and financial highlights of Nuveen Preferred & Income Opportunities Fund and Nuveen Preferred & Income Securities Fund.

/s/ KPMG LLP

Chicago, Illinois

October 4, 2022